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                             Certified Resolution
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The undersigned, Gifford R. Zimmerman, hereby certifies, on behalf of Nuveen
Multistate Trust II (the "Trust"), (1) that he is the duly elected, qualified and acting Secretary of the Trust, and that as such Secretary he has custody of its corporate books and records, (2) that attached to this Certificate is a true and correct copy of a resolution duly adopted by the Board of Trustees of the Trust at a meeting held on February 21, 2001, and (3) that said resolution has not been amended or rescinded and remains in full force and effect.


June 18, 2001

                                                 /s/ Gifford R. Zimmerman
                                                 ------------------------
                                                 Gifford R. Zimmerman, Secretary
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     RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized in the name and on behalf of the Fund to execute and cause to be filed with the Securities and Exchange Commission such amendment or amendments to the Fund's registration statement on Form N-1A, including the registration of additional shares pursuant to Rule 24f-2 of the Investment Company Act of 1940, as amended, as such officer shall deem necessary or desirable, such determination to be conclusively evidenced by his or their execution of such an amendment to the registration statement.

     FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized to execute, file or cause to be filed all such instruments and documents, and make or cause to be made all such payments, and do or cause to be done all such other acts and things as they may deem necessary or desirable in order to effect the filing of such amendments of the registration statement.